Comerica Incorporated
2014 Annual Meeting of Shareholders
Remarks of
Ralph W. Babb Jr.
Chairman and CEO
Comerica Incorporated and Comerica Bank

(Slide 12)
Jon W. Bilstrom, Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary:
Before our Chairman begins his remarks on Comerica's financial results, let me remind you that his presentation and remarks may contain forward-looking statements. In that regard, you should be mindful of the risks and uncertainties that can cause future results to vary from expectations. On screen, you can see our safe harbor statement, which identifies forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements. Copies are available at the desk in the back of the room for anyone who would like them. Forward-looking statements that meet the Securities and Exchange Commission's criteria are protected against private litigation liability under the federal securities laws. Also, reconcilements of non-GAAP financial measures can be found in our most recent earnings release and Annual Report, which are available on our website at www.comerica.com.

(Slide 13)
Ralph W. Babb, Jr., Chairman and CEO:
Good morning.
(Slide 14)
As I mentioned in our annual report, we work hard to take care of our customers, strive to deliver value to you, our shareholders, and treat employees with the dignity and respect they deserve. By providing a higher level of banking, we raise the expectations of what a bank can be.
(Slide 15)
We know our customers demand a commitment to excellence. They both want and deserve a remarkable experience that exceeds their expectations. This is something we have understood for 164 years as a relationship-focused, “Main Street” bank. It is ingrained in our culture.
(Slide 16)
Through our transparency, and our commitment to strong corporate governance and social responsibility, we strive daily to earn the trust of our shareholders. That’s because integrity and trustworthiness are the cornerstones upon which successful companies are built.
Our employees exemplify those beliefs – both on the job and in the communities where they live and work. Their commitment to service excellence and our core values are the ties that bind us together.
(Slide 17)
So, with this understanding of who and what we are as a bank, I am pleased to provide an overview of our 2013 and first quarter 2014 financial results, our solid capital position, our stock performance, and executive compensation. Then, I will discuss how we are focused on the opportunities ahead, as well as our ongoing commitments to community, diversity and sustainability, before opening it up for your questions.
(Slide 18)
We reported net income of $541 million in 2013, or $2.85 per share, compared to $521 million, or $2.67 per share, in 2012. The 7 percent increase in earnings per share reflected continued strong credit quality, tight expense control and customer-driven fee income growth.
Average total loans in 2013 increased $1.1 billion, or 3 percent, to $44.4 billion, primarily reflecting an increase of $1.7 billion, or 7 percent, in commercial loans.
Loans continued to grow in the first quarter of 2014, with average and period-end loans both up over $1 billion compared to the fourth quarter of 2013. We had good loan growth across our footprint and nearly all of our business lines, including general Middle Market, Commercial Real Estate, Energy, Technology & Life Sciences, and Corporate Banking.

Average total deposits in 2013 increased $2.2 billion, or 4 percent, to $51.7 billion, with increases in all geographic markets.
Compared to the fourth quarter 2013, average deposits in the first quarter 2014 were stable, while period-end deposits were up $458 million, or 1 percent.
Credit quality continues to be strong.
Fee income continued to grow in 2013 with our emphasis on cross-selling. Broader and deeper customer relationships result in more loyal and profitable customers. Fiduciary fees have been a key driver, increasing as a result of higher cross-sell penetration, stronger equity markets as well as growth in our Trust Alliance business.
Expenses remain well-controlled, which is a focus for us, and the industry, as we continue to navigate through this low-rate environment. Expenses declined 2% in 2013 despite a $29 million increase in litigation related expenses, mainly due to the large litigation reserve we took in the fourth quarter related to a single lender liability case.
We were able to drive expense reduction in many line items; most notable were the absence of restructuring charges (on the heels of $35 million in acquisition-related restructuring expense in 2012) and a $15 million decrease in salaries expense tied to lower staffing levels and lower executive incentive compensation.

We continued to have well-controlled expenses in the first quarter of 2014.
(Slide 19)
Our capital position has remained a source of strength to support our growth. In January 2013, the board of directors increased the quarterly cash dividend for common stock 13 percent to 17 cents a share. Our shareholder payout, which includes shares repurchased plus dividends paid, was 76% of 2013 net income, one of the highest ratios among our peers. During the first quarter of 2014 we completed our 2013 Capital Plan, which included the repurchase of 6.9 million shares under our share repurchase program. Also, in January 2014, the board of directors increased the quarterly cash dividend for common stock 12 percent to 19 cents a share.
Earlier this year we filed our capital plan with the Federal Reserve, our first as a full CCAR bank. CCAR stands for the Comprehensive Capital Analysis and Review, an annual exercise for bank holding companies with $50 billion or more of total assets.
Last month, we announced the results of our company-run stress tests and that the Federal Reserve did not object to our capital plan and contemplated capital distributions. Our 2014 Capital Plan includes up to $236 million in share repurchases for the four-quarter period that ends in the first quarter 2015.

The plan, which was approved by our board of directors, further contemplates a 1 cent increase in Comerica’s quarterly dividend to 20 cents per common share, a 5 percent increase over the current dividend rate. The dividend proposal will be considered later today at our board meeting.
Our book value per share has grown 13% over the past two years driven by our strong earnings per share growth of 36% over that same period. We believe our solid shareholder return is a reflection of both our strong capital position and our ability to continue to grow earnings even in this tough environment.
(Slide 20)
With respect to stock performance, the market value of our stock increased 57 percent in 2013, outperforming almost all of our peers as well as the S&P 500 Index and the Keefe Bank Index. As of April 18, 2014, our stock is up 2 percent from year-end 2013.
(Slide 21)
And now turning to executive compensation …
Comerica’s compensation programs are structured to align the interests of our executives with the interests of our shareholders.
They are designed to attract, retain and motivate superior executive talent, provide a competitive advantage within the banking industry and create a framework that delivers pay consistent with financial results over the short and long-term.

The principal components of our executive compensation program are base salaries, short and long-term management cash incentive awards, and long-term stock awards.
Our compensation programs and principles are based on a strong pay for performance philosophy and a commitment to balanced performance metrics that encourage sound governance and discourage excessive risk taking.
And we have stock ownership guidelines for both senior executives and the board of directors.
We believe that our 2013 executive compensation is reflective of our overall financial performance.
(Slide 22)
As you can see on this slide, in response to feedback in 2013, we made a number of important changes to our executive compensation programs for 2014.
As we design our compensation programs, we are focused on balancing the objectives of our various constituencies, including our investors, regulators, customers and employees. In particular, feedback from our regulators has focused on ensuring our compensation programs do not incent excessive risk. We have worked hard to incorporate the input from these constituencies into the design of our 2014 program.
(Slide 23)
Turning to opportunities in 2014 and beyond …

Take a look at our current footprint. You can see how it has evolved since 2003, and how far we have come to achieve growth and balance. Our banking center network has grown about 35% over the last decade. We embarked on an expansion plan in 2003 and opened more than 100 banking centers over five years.
In addition, with the acquisition of Sterling Bank in 2011, we added 48 banking centers in Texas. As you can see by the bar charts at the bottom of the slide, in 2003 almost three-quarters of our banking centers were in Michigan and today it’s less than 50%. We now have more balanced geographic coverage across our footprint, particularly in our growth markets.
(Slide 24)
Turning to our footprint…you can see the loan and deposit growth contributions of each or our primary markets.
I’ll quickly review each market starting with our headquarters state of Texas. The Dallas Morning News reported last week that Texas added 310,000 jobs in the 12-month period that ended this past March, placing it second behind California, according to the U.S. Bureau of Labor Statistics. Also, middle market companies in Texas are growing faster than anywhere else in the country (according to the National Center for the Middle Market).
And we are growing right along with the Lone Star State.

In March, our Texas Market President Pat Faubion announced we were adding a new Middle Market Banking team here in North Texas. In addition, we are adding other bankers in all of our Texas markets.
And we continue to allocate resources to areas in which we have expertise, such as with Energy, and Technology & Life Sciences, as well as Environmental Services.
We are leveraging our standing as the largest U.S. commercial bank headquartered in Texas in order to generate new customer relationships and expand existing ones.
Turning to our California market, we promoted Judy Love, a veteran of Comerica, to be our new market president, effective December 1 of 2013. Judy has been with Comerica for more than 30 years, and succeeds the retiring Michael Fulton.
We continue to capitalize on opportunities in California. Similar to Texas, we recently increased staffing in our Northern California Middle Market Banking team to help meet the increasing demand. In addition, we have expertise in growing sectors in the state, such as Technology and Life Sciences, National Dealer Services, and Entertainment.
We are a leading bank in Michigan, where we have strong relationships with businesses and families, many spanning decades. We strengthened our #2 deposit market share in that state, based on the most recent FDIC data. We continue to be well positioned in Michigan, where our brand recognition is high and we are led by Mike Ritchie, who has been with us for 23 years. Michigan remains an important market to us.
(Slide 25)
As you know, the Business Bank is a significant contributor to our company’s financial results. The deep, enduring relationships that we’ve established with our commercial customers are a critical part of the bank’s overall profitability; and in a partnership of mutual trust with The Retail Bank and Wealth Management, they are committed to serving the commercial and personal financial needs of our clients.
In order to meet our customer’s needs, we’ve continued to invest in new products and services; especially in our payments capabilities. We’re not only recognizing and responding to our customers’ needs, but also supporting an important source of revenue growth.
We are doing this as we remain focused on maximizing the efficiency of our resources including capital, liquidity and our people.

(Slide 26)
Retail and Wealth Management are key parts of Comerica’s strategy of growth and balance. In addition, one of their primary roles is to provide a stable source of funding through core deposit generation – which has gained even more importance since the announcement of the proposed Basel III Liquidity Coverage Ratio requirements.
They strive to provide earnings growth, ultimately driving a higher fee income contribution to the bank. This assists us in obtaining a more diversified and balanced revenue base which helps drive a growing bottom line.
(Slide 27)
Our business strategy is built on relationship banking and we deepen relationships through collaboration between our colleagues to bring a broad spectrum of financial products to our customers and prospects. During 2013, we had almost 4,000 qualified new referrals between business lines which resulted in $546 million in new loans, deposits and assets under management. We continue to have excellent collaboration success, particularly with Personal Banking referrals to Small Business and Middle Market referrals to Wealth Management.

(Slide 28)
Comerica recently received 16 Greenwich Excellence Awards for Middle Market Banking and seven additional Greenwich Excellence Awards for Small Business Banking. Every year, Greenwich Associates surveys bank customers to gauge how banks are performing. We are proud that Comerica led all U.S. banks with 23 "Excellence" awards. In addition, we were recently named Best Regional Bank in the Southwest by Global Finance magazine.
(Slide 29)
At this time, I would like to update you on our strong focus on community, diversity and sustainability.
Our commitment to the community continued in 2013 as we provided more than $8 million to not-for-profit organizations in our markets. Our dedicated employees raised more than $2.1 million for the United Way and Black United Fund, and donated their personal time with more than 72,000 hours spent helping to make a positive difference in the communities we serve, including at our shred days.
(Slide 30)
Our focus on diversity continues to receive important national recognition.
We earned a rating of 90 percent on the Human Rights Campaign 2014 Corporate Equality Index. And, for the fifth consecutive year, Comerica was named by LATINA Style Magazine as being among the “50 Best Companies for Latinas to Work For in the U.S.”
In 2013, Comerica Bank was ranked #3 among the DiversityInc “Top 10 Regional Companies for Diversity.” Hispanic Business ranked Comerica #1 among the “Top 25 Companies for Supplier Diversity.” And, Comerica was named to Latino Magazine’s “Latino 100” list, the first annual listing of the top 100 companies providing the most opportunities for Latinos.
(Slide 31)
Comerica achieved a position in the Carbon Disclosure Project Performance Leadership Index in 2013, which recognizes our ongoing progress in reducing our emissions and reducing resource consumption. And, Comerica was listed in the FTSE4Good Index and included in the Thomson Reuters Corporate Responsibility Indexes in both the Environmental and Governance categories.
(Slide 32)
In closing, we believe we are prepared for the future. Our asset-sensitive balance sheet remains well positioned for rising interest rates. We are allocating resources in our faster growing markets and industries where we have expertise. And we believe our geographic footprint is well situated to contribute to our long-term growth.

We have demonstrated throughout the cycle that we can carefully manage expenses, successfully offsetting the headwinds from higher costs. And we believe we have the capacity to grow without adding significant expenses as a result of the efficiency advances we have made and will continue to make.
(Slide 33)
Thank you. At this time, I would be happy to answer any of your questions.